Exhibit 4.27

CLIFFORD CHANCE LLP

EXECUTION VERSION

VTTI B.V.

AND

ATT TANJUNG BIN SDN. BHD.

AND

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

TRADING AS RABOBANK INTERNATIONAL

SUBORDINATION AGREEMENT

THIS AGREEMENT is made on 27 June 2014

BETWEEN:

(1)	VTTI B.V. a company incorporated in The Netherlands with registered number 24404761 (“VTTI”);

(2)	ATT TANJUNG BIN SDN. BHD. (Company No.: 755986-P), a company incorporated in Malaysia under the Companies Act 1965 of Malaysia (“ATT”);

(3)	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. TRADING AS RABOBANK INTERNATIONAL acting as Agent under the Senior Facility Agreement (as defined below)(the “Agent”).

WHEREAS:

(A)	By a revolving facility agreement dated on or about the date hereof (the “Senior Facility Agreement”) and made between, amongst others, VTTI MLP. as the borrower, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Labuan Branch, BNP Paribas, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., trading as Rabobank International, The Hongkong and Shanghai Banking Corporation Limited, ING Bank N.V., Oversea Chinese Banking Corporation, London Branch, Société Générale and Sumitomo Mitsui Banking Corporation as arrangers and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., trading as Rabobank International as agent (the “Agent”) and certain financial institutions as lenders, the lenders have agreed to make available to VTTI MLP a revolving credit facility on the terms referred to in the Senior Facility Agreement.

(B)	VTTI has made or will make a loan to ATT by way of the ATT Tanjung Bin Phase 2 Loan which, in order to ensure that the indebtedness arising under the ATT Tanjung Bin Phase 2 Loan is not taken into account in calculating compliance with the financial covenants under the Senior Facility Agreement, must be subordinated pursuant to this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement words and expressions defined in the Senior Facility Agreement shall have the same meanings in this Agreement (unless otherwise defined in this Agreement) and the following words and expressions shall have the respective meanings given to them.

“Discharge Date” means the date on which the SFA Liabilities have been unconditionally discharged and the Finance Parties have no further obligations under the Senior Facility Agreement.

“Liabilities” means all present and future liabilities and obligations at any time of ATT to VTTI or the Finance Parties (as applicable), both actual and contingent and whether incurred solely or in any other capacity together with any of the following matters relating to or arising in respect of those liabilities and obligations:

(a)	any refinancing, novation, deferral or extension;

(b)	any claim for damages or restitution; and

(c)	any claim as a result of any recovery by ATT of a payment or discharge on the grounds of preference,

and any amounts which would be included in any of the above but for any discharge, non-provability or unenforceability of those amounts in any insolvency or other proceedings.

“Party” means a party to this Agreement.

“Payment” means, in respect of any Liabilities (or any other liabilities or obligations), a payment, prepayment, repayment, redemption, defeasance or discharge of those Liabilities (or other liabilities or obligations).

“Senior Liabilities” means all Liabilities owed by ATT to the Finance Parties under or in connection with the Finance Documents:

“SFA Liabilities” means all present and future liabilities and obligations at any time of each Obligor to the Finance Parties under or in connection with the Finance Documents, both actual and contingent and whether incurred solely or jointly or in any other capacity.

“Subordinated Liabilities” means all Liabilities owed by ATT to VTTI under or in connection with the ATT Tanjung Bin Phase 2 Loan.

“VTTI MLP” means VTTI MLP B.V. a company incorporated in The Netherlands with registered number 24404761.

1.2	Interpretation

The interpretation provisions of paragraphs (a), (b), (e) and (g) of clause 1.2 (Construction) of the Senior Facility Agreement shall apply in relation to this Agreement as if references to the Senior Facility Agreement were references to this Agreement.

1.3	Third Party Rights

1.3.1	Subject to this Clause 1.3 and unless otherwise indicated, a person who is not a party to this agreement has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) (or any other applicable law) to enforce any term of this Agreement.

1.3.2	The Finance Parties may enforce the terms of this Agreement subject to and in accordance with Clause 12 (Governing Law and Jurisdiction) and the provisions of the Third Parties Act.

2.	PURPOSE OF THIS AGREEMENT

This Agreement shall regulate the claims of VTTI in relation to the Subordinated Liabilities and VTTI hereby agrees to regulate its rights in respect of the Subordinated Liabilities in the manner set out herein.

3.	RANKING OF LIABILITIES

3.1	Upon the occurrence of any of the events described in sub-clause 6.1.1 or sub-clause 6.1.2, each of the Parties hereby agrees that, whether secured or unsecured, the Senior Liabilities shall rank in priority to the Subordinated Liabilities.

3.2	The Finance Parties may grant time or indulgence or release, vary or amend any agreement relating to the Senior Liabilities or compound or otherwise deal with and receive moneys under them without reference to VTTI.

4.	UNDERTAKINGS OF ATT

4.1	During the period from the date of this Agreement until the Discharge Date, ATT shall not and (to the extent it is able) shall procure that no other member of the Group shall:

4.1.1	grant security, in any manner, to secure all or any part of the Subordinated Liabilities; or

4.1.2	save as expressly permitted in the Senior Facility Agreement, (i) amend the terms of the ATT Tanjung Bin Phase 2 Loan, or (ii) enter into any other agreement the effect of which is to amend or vary any agreement relating to the Subordinated Liabilities, in each case, in such a way which would result in an increase in the principal amount of the Subordinated Liabilities; or

4.1.3	give any financial support (including the taking of any participation, the giving of any guarantee or other assurance or the making of any deposit) to any person in connection with all or any part of the Subordinated Liabilities; or

4.1.4	make any Payment of the Subordinated Liabilities (other than any scheduled payment of interest, any scheduled repayment, any voluntary prepayment or other payments in accordance with the terms of the ATT Tanjung Bin Phase 2 Loan (in the form as at the date of this Agreement) which is expressly permitted by the Senior Facility Agreement); or

4.1.5	procure any other person to do any of the acts or take any of the actions referred to in sub-clauses 4.1.1 to 4.1.4 inclusive.

5.	UNDERTAKINGS OF VTTI

5.1	During the period from the date of this Agreement until the Discharge Date:

5.1.1	VTTI shall not take, accept or receive the benefit of any Security from any member of the Group in respect of the Subordinated Liabilities;

5.1.2	VTTI shall not exercise its rights or powers (or take any steps to do so) in respect of any of the Subordinated Liabilities or otherwise against ATT (including without limitation any acceleration of the Subordinated Liabilities or the making of any declaration that any of the Subordinated Liabilities are prematurely due and payable prior to their specified maturity) if that exercise would result in ATT being in breach of any Finance Document;

5.1.3	VTTI shall not petition or apply for or vote in favour of any resolution for the winding up, dissolution or administration of ATT;

5.1.4	if VTTI receives any payment which is in breach of this Agreement at any time:

(a)	VTTI shall hold such sums on trust for the Finance Parties and shall pay them immediately on behalf of ATT to the Agent (acting on behalf of the Finance Parties) to be applied against the Senior Liabilities; and

(b)	ATT acknowledges and agrees that any such sums are paid by VTTI on its behalf and that the Subordinated Liabilities shall not be reduced by the amount of such sums paid by VTTI to the Agent; and

5.1.5	VTTI shall procure that its agents, trustees or nominee(s) which hold any interest in the Subordinated Liabilities on its behalf shall comply with this Agreement.

6.	SUBORDINATION

6.1	If ATT:

6.1.1	goes into liquidation whether compulsory or voluntary (except for the purposes of a bona fide reconstruction, amalgamation or a solvent liquidation as expressly permitted under the Finance Documents); or,

6.1.2	has an administrator, receiver and manager or receiver appointed over it or over any part of its assets or undertaking,

then thereafter:

(a)	the Subordinated Liabilities shall be postponed and subordinated in right of payment to the Senior Liabilities and VTTI shall file any proof or other claim necessary for the recovery of the Subordinated Liabilities, as the case may be;

(b)	any payment or distribution and any rights in respect of any payment or distribution in relation to any of the Subordinated Liabilities by a liquidator, administrator or receiver (or any equivalent of any of them) of ATT or its estate made to VTTI or to which it is entitled, shall be held in trust by VTTI for the Finance Parties and shall promptly be paid, transferred or assigned to the Agent (acting on behalf of the Finance Parties) to be applied against the Senior Liabilities, and ATT acknowledges that any such payment, transfer or assignment to the Agent shall not reduce the amount of the Subordinated Liabilities; and

(c)	if the trust referred to in paragraph (b) above fails or cannot be given effect, VTTI will pay an amount equal to such payment or distribution to the Agent (acting on behalf of the Finance Parties).

6.2	VTTI irrevocably authorises and empowers the Agent (acting on behalf of the Finance Parties) to:

6.2.1	demand, sue and prove for, collect and receive every payment or distribution referred to in sub-clause 6.1.2(b) and gives acquittance thereof; and

6.2.2	file claims and take such other proceedings, in the name of the Finance Parties or in the name of VTTI or otherwise, as the Finance Parties may deem necessary or advisable (acting reasonably where such action is taken in the name of VTTI) for the enforcement of this Agreement following the occurrence of an event described in sub-clauses 6.1.1 and 6.1.2.

6.3	VTTI shall execute and deliver to the Agent (acting on behalf of the Finance Parties) such powers of attorney, assignments or other instruments as may be requested by the Agent (acting on behalf of the Finance Parties), acting reasonably, in order to enable the Agent and/or the Finance Parties to enforce any claim in relation to any of the Subordinated Liabilities, and to collect and receive any payment or distribution in relation to any of the Subordinated Liabilities in accordance with this Agreement.

6.4	The liquidator or other insolvency representative or trustee of ATT or its estate is authorised by VTTI to apply any assets or moneys received by them in accordance with the terms of this Agreement.

7.	NEW MONEY

7.1	VTTI hereby agrees that the Agent (acting on behalf of the Finance Parties) may, at its discretion, make further advances under any agreement relating to the Senior Liabilities and each such advance shall be deemed to be made under the relevant agreement.

7.2	The Senior Liabilities may be refinanced and any obligations incurred by ATT, as the case may be, in refinancing such Senior Liabilities will be deemed to be Senior Liabilities within the meaning of this Agreement and will rank ahead of the Subordinated Liabilities on, mutatis mutandis, the terms set out in this Agreement.

7.3	In the event that any of the Senior Liabilities are refinanced, the Parties will enter into such documentation (on terms satisfactory to the Agent (acting reasonably)) as may be reasonably necessary to ensure that any obligation and liabilities incurred by ATT, as the case may be, in respect of such refinancing will rank ahead of the Subordinated Liabilities mutatis mutandis on the terms set out herein

8.	WAIVERS

8.1	The subordinations effected or intended to be effected by this Agreement and the obligations of VTTI under it shall not be affected by:

8.1.1	any act, omission or circumstances which but for this provision might operate to release or otherwise exonerate VTTI from its obligations under it, whether or not known to VTTI or any other person; or

8.1.2	any time or indulgence granted to or composition with ATT or any other member of the Group or any other person; or

8.1.3	the taking, variation, compromise, renewal or release of, or refusal or neglect to perfect or enforce, any rights, remedies or securities against or granted by ATT or any other person; or

8.1.4	any legal limitation, disability, incapacity or other circumstances relating to any member of the Group or any other person.

8.2	No failure on the part of the Agent to exercise, or delay on its part in exercising, any of its rights, powers and remedies provided by this Agreement or by law (collectively the “Rights”) shall operate as a waiver of them, nor shall any single or partial waiver of any of the Rights preclude any further or other exercise of that one of the Rights concerned or the exercise of any other of the Rights.

8.3	This Agreement shall apply in respect of the Senior Liabilities and the Subordinated Liabilities notwithstanding any intermediate payment in whole or in part of the Senior Liabilities and shall apply to the ultimate balance of the Senior Liabilities and the Subordinated Liabilities.

9.	CONTINUATION, TERMINATION AND RELEASE

9.1	Subject to Clause 9.2, this Agreement shall remain in full force and effect during the period from the date of this Agreement to the Discharge Date notwithstanding the termination of any agreement relating to the Subordinated Liabilities, or any of the obligations of VTTI under any of them ceasing to be valid or enforceable for any reason whatsoever so that the obligations of VTTI to the Agent under this Agreement or any agreement relating to the Subordinated Liabilities shall continue as if the relevant agreement relating to the Subordinated Liabilities had not been terminated and the relevant obligations continued to be valid and fully enforceable.

9.2	This Agreement shall terminate upon the earlier of either of the following events occurring:

9.2.1	all of the SFA Liabilities are repaid and cancelled in full and the Finance Parties have no further obligations under any of the Finance Documents; or

9.2.2	the ATT Tanjung Bin Phase 2 Loan is repaid or prepaid in full as expressly permitted by the Senior Facility Agreement.

10.	ASSIGNMENT

VTTI shall not assign or transfer all or any of its rights, title, benefit and interest in or to all or any part of the Subordinated Liabilities, unless the relevant assignee or transferee executes a subordination agreement in respect of the Subordinated Liabilities on substantially the same terms as this Agreement which is satisfactory to the Agent (acting reasonably) provided that VTTI may assign by way of security its rights, title, benefit and interest in or to all or any part of the Subordinated Liabilities (subject to such assignment being made subject to the terms of this Agreement).

11.	MISCELLANEOUS

11.1	As between VTTI and ATT, nothing in this Agreement shall be construed as restricting or overriding any requirement in any agreement relating to the Subordinated Liabilities for any consent, approval or agreement of VTTI in any capacity.

11.2	Every provision contained in this Agreement shall be severable and distinct from every other such provision and if at any time any one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining such provisions shall not in any way be affected by it.

11.3	This Agreement may be executed in any number of counterparts and all such counterparts when executed and taken together shall constitute one and the same Agreement.

11.4	Subject to Clause 11.1 and the terms of the Senior Facility Agreement, this Agreement overrides anything to the contrary in any agreement relating to the Subordinated Liabilities.

11.5	The parties acknowledge and agree that nothing in Clauses 5 and 6 is intended to or shall create any Security of any kind.

12.	GOVERNING LAW AND JURISDICTION

12.1	This Agreement and all non-contractual obligations arising from or connected with it are governed by English law.

12.2	All the Parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this agreement and any disputes relating to non-contractual obligations arising from or in connection with their Agreement and that accordingly any suit, action or proceeding (together in this Clause referred to as “Proceedings”) arising out of or in connection with this Agreement shall be brought in such courts.

12.3	Each Party consents generally in respect of any Proceedings arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such Proceedings including the making, enforcement or execution against any property or assets whatsoever of any order or judgment which may be made or given in such Proceedings.

IN WITNESS whereof this Agreement has been duly executed by the Parties on the day and year first above written.

VTTI

VTTI B.V. SIGNED	) ) ) ) )	/s/ Rubil Yilmaz by Rubil Yilmaz, Director

Signature page to Subordination Agreement

ATT

ATT TANJUNG BIN SDN. BHD. SIGNED	) ) ) ) )	/s/ Rubil Yilmaz by Rubil Yilmaz, Director

Signature page to Subordination Agreement

AGENT

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. TRADING AS RABOBANK INTERNATIONAL SIGNED	) ) ) ) ) ) ) )	/s/ M. van Dort by M. van Dort, Senior Officer Syndications Agency	/s/ S. Jurjens-Schoonhoven by S. Jurjens-Schoonhoven, Senior Officer Syndicated Loans Agency

Signature page to Subordination Agreement